EXHIBIT 10.1

MINE DEVELOPMENT AND OPERATING AGREEMENT

by and between

Montana Tunnels Mining, Inc.

and

Elkhorn Tunnels, LLC

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TABLE OF CONTENTS
(continued)

ARTICLE VII	MANAGEMENT COMMITTEE	15

7.1	Organization and Composition	15
7.2	Decisions	15
7.3	Meetings	16
7.4	Action Without Meeting in Person	17
7.5	Matters Requiring Approval	17

ARTICLE VIII	MANAGER	17

8.1	Appointment	17
8.2	Powers and Duties of Manager	17
8.3	Standard of Care	21
8.4	Resignation; Deemed Offer to Resign	21
8.5	Payments To Manager	22
8.6	Transactions With Affiliates	22
8.7	Activities During Deadlock	22

ARTICLE IX	PROGRAMS AND BUDGETS	22

9.1	Initial and Post-Contribution Programs and Budgets	22
9.2	Operations Pursuant to Programs and Budgets	22
9.3	Presentation of Programs and Budgets	23
9.4	Review and Adoption of Proposed Programs and Budgets	23
9.5	Election to Participate	24
9.6	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	25
9.7	Expansion or Modification Programs and Budgets	26
9.8	Budget Overruns; Program Changes	26
9.9	Emergency or Unexpected Expenditures	26
9.10	Project Financing	27

ARTICLE X	ACCOUNTS AND SETTLEMENTS	27

10.1	Monthly Statements	27
10.2	Cash Calls	27
10.3	Failure to Meet Cash Calls	27
10.4	Cover Payment	27
10.5	Remedies	28
10.6	Audits	30

ARTICLE XI	DISPOSITION OF PRODUCTION	30

11.1	Net Cash Flow	30
11.2	Right to Net Cash Flow	31
11.3	Hedging	31

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TABLE OF CONTENTS
(continued)

ARTICLE XII	WITHDRAWAL AND TERMINATION	32

12.1	Termination by Expiration or Agreement	32
12.2	Termination by Deadlock	32
12.3	Withdrawal	32
12.4	Continuing Obligations and Environmental Liabilities	32
12.5	Disposition of Assets on Termination	33
12.6	Non-Compete Covenants	33
12.7	Right to Data After Termination	33
12.8	Continuing Authority	33

ARTICLE XIII	ACQUISITIONS WITHIN AREA OF INTEREST	34

13.1	General	34
13.2	Notice to Non-Acquiring Participant	34
13.3	Option Exercised	34
13.4	Option Not Exercised	34

ARTICLE XIV	ABANDONMENT AND SURRENDER OF PROPERTIES	35

ARTICLE XV	TRANSFER OF INTEREST; PREEMPTIVE RIGHT	35

15.1	General	35
15.2	Limitations on Free Transferability	35
15.3	Preemptive Right	37

ARTICLE XVI	DISPUTES	37

16.1	Governing Law	37
16.2	Dispute Resolution	38

ARTICLE XVII	CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION	38

17.1	Business Information	38
17.2	Participant Information	38
17.3	Permitted Disclosure of Confidential Business Information	39
17.4	Disclosure Required By Law	39
17.5	Public Announcements	39

ARTICLE XVIII	GENERAL PROVISIONS	40

18.1	Notices	40
18.2	Interpretation	41
18.3	Currency	41
18.4	Headings	41
18.5	Waiver	41
18.6	Modification	41
18.7	Force Majeure	41
18.8	Rule Against Perpetuities	41
18.9	Further Assurances	42
18.10	Entire Agreement; Successors and Assigns	42
18.11	Memorandum	42
18.12	Counterparts	42

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EXHIBITS

EXHIBIT A	ASSETS

EXHIBIT B	ACCOUNTING PROCEDURES

EXHIBIT C	TAX MATTERS

EXHIBIT D	DEFINITIONS

EXHIBIT E	NET PROCEEDS

EXHIBIT F	INSURANCE

EXHIBIT G	PREEMPTIVE RIGHTS

EXHIBIT H	NET CASH FLOW

EXHIBIT I	INITIAL PROGRAM AND BUDGET

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MINE DEVELOPMENT AND OPERATING AGREEMENT

This Mine Development and Operating Agreement is made as of July 28, 2006 (the “Effective Date”) by and between Montana Tunnels Mining, Inc. (“MTM”), a Delaware corporation and wholly-owned subsidiary of Apollo Gold Corporation, the address of which is 5655 South Yosemite, Suite 200, Greenwood Village, Colorado 80111, and Elkhorn Tunnels, LLC (“EKT”), a Delaware limited liability company and an Affiliate of Calim Private Equity LLC, the address of which is 320 West Main Street, Aspen, Colorado 81611.

RECITALS

A.  MTM is the owner and operator of the Montana Tunnels Mine in Jefferson County, Montana (the “Mine”). The Mine is an operating gold, silver and base metal mine. MTM has formulated a Development Plan for the Mine which calls for $15,700,000 in capital expenditures, ongoing operating expenses, payment of Approved Outstanding Accounts Payable, and other improvements at the Mine.

B.  MTM has determined that it desires to bring in a third party to fund the implementation of the Development Plan in return for an interest in the Assets and proceeds from Products from the Mine. A copy of the Development Plan has been made available to and reviewed by EKT.

C.  EKT wishes to participate with MTM in the implementation of the Development Plan and the ongoing development and mining of mineral resources within the Properties, and MTM is willing to grant such rights to EKT.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, MTM and EKT agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, ncluding in Exhibits.

1.2 Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

2.1 General. EKT and MTM hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets and all Operations shall be subject to and governed by this Agreement.

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2.2 Name. The Assets shall be managed and operated by the Participants under the name of the Montana Tunnels Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

2.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a) to conduct Exploration on the Properties,

(b) to acquire additional real property and other interests within the exterior boundaries of the Properties (the “Area of Interest”),

(c) to implement the Development Plan and engage in ongoing Development and Mining of the Properties, if justified,

(d) to engage in Operations on the Properties,

(e) to engage in marketing Products, to the extent provided by Article XI,

(f) to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article IV.

2.5 Term. The term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as Operations are conducted on the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure of the Business have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Agreement is earlier terminated as herein provided. For purposes hereof, Operations shall be deemed to be conducted on the Properties on a “continuous basis” so long as there is not an absence of any substantial activity for more than 365 consecutive days, other than as the result of force majeure under Section 18.7, or if Operations have been declared temporarily suspended due to economic conditions.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES;
TITLE TO ASSETS; INDEMNITIES

3.1 Representations and Warranties of Both Participants. As of the Effective Date, each Participant represents and warrants to the other that:

(a) it is an entity duly organized and in good standing under the laws of its state of incorporation or formation and is qualified to do business and is in good standing in the State of Montana, and in all other jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, member, manager, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c) it will not breach any other agreement or arrangement to which it or any of its Affiliates is a party by entering into or performing this Agreement;

(d) it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude its execution and delivery of and performance under this Agreement, or the permitting or implementation of Operations under this Agreement;

(e) it has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, stock exchange or any other third party, in connection with the valid execution, delivery, and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby;

(f) this Agreement has been duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms; provided, however, that no representation or warranty is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties; and

(g) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it in such manner as not to give rise to any valid claim against the other Participant for a brokerage commission, finder’s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

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The representations and warranties set forth in Sections 3.1 and 3.2 shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the officers of the representing Participant.

3.2 Representations and Warranties of MTM. As of the Effective Date, MTM makes the following representations and warranties to EKT:

(a) The Properties are free and clear of all Encumbrances arising by, through or under MTM except for Permitted Encumbrances and those Encumbrances specifically identified in Paragraph 1.1 of Exhibit A. Except as set forth in the Underlying Agreements and as identified in Paragraph 1.1 of Exhibit A, there are no royalties or other burdens on production affecting the Properties.

(b) (i) MTM has not received any notice of default of any of the terms or provisions of any Underlying Agreement; (ii) each Underlying Agreement is in good standing; (iii) MTM has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a material default under any Underlying Agreement.

(c) MTM has to its knowledge delivered to or made available for inspection by EKT all Existing Data in MTM’s possession, and has delivered to EKT true and correct copies of all the Underlying Agreements.

(d) The Properties include unpatented mining claims and millsites (collectively, the “Claims”). With respect to the Claims, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States and the rights of third parties to use the surface of those Claims pursuant to applicable Laws: (i) all Governmental Fees required to maintain those Claims have been paid through the assessment year ending September 1, 2006; and (ii) evidence of payment of Governmental Fees, and other filings required to maintain those Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies. Nothing in this Subsection 3.2.(d), however, shall be deemed to be a representation or a warranty as to the presence or absence of unpatented mining claims or millsites in conflict with the Claims, that the Claims constitute a compact group of contiguous claims free of interior gaps or fractions, or that any of the Claims contains a valuable mineral deposit. In addition, MTM does not make any representation or warranty as to whether or not MTM or its predecessors-in-title established or maintained pedis possessio rights with respect to any of the Claims, what rights MTM has to use the surface of any of the Claims for any purpose, or otherwise as to the validity of any of the Claims or the use of the same (except as specifically set forth above).

(e) With respect to the Properties, there are no pending or to MTM’s knowledge threatened actions, suits, claims or proceedings.

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(f) MTM has obtained all material permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities required for it to carry on its current operations at or on the Properties. Except as disclosed in Schedule 3.2(f) or the quarterly and annual reports filed with the Securities and Exchange Commission by Apollo Gold Corporation (the “Apollo SEC Filings”), MTM is not in material violation of and has no material liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any Law applicable to the Properties.

(g) All federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Properties have been timely and properly paid.

3.3 Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article III from being materially misleading. MTM does not make any representation or warranty, express or implied, as to the accuracy, reliability or completeness of the Existing Data (other than that it has been prepared or gathered by or at the direction of MTM in good faith) or as to the value of the Assets. In addition, EKT acknowledges and confirms that it has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. EKT further acknowledges that MTM makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to EKT or its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of MTM or the Mine, (ii) estimates or forecasts concerning any mineral reserves or resources at the Mine or the nature, quantity, quality or costs of mining thereof, or the costs of reclamation, remediation or closure associated with the Mine, or (iii) any other information or documents made available to EKT or its Affiliates, counsel, accountants or advisors with respect to MTM or its businesses or operations, including any such information contained in Exhibit I, except as expressly set forth in this Agreement.

3.4 Record Title. Until such time as EKT has completed its Initial Contribution, title to the Assets shall be held by MTM for the benefit of the Business. Once EKT has completed its Initial Contribution, title to the Assets shall be held by the Participants as tenants in common in proportion to their respective Participating Interests, and MTM shall make conveyances of undivided interests in the Properties and assignments or conveyances of the other Assets to EKT as necessary to accomplish that result. To the extent interests in any of the Underlying Agreements may not be assigned by MTM, then upon completion of EKT’s Initial Contribution MTM shall continue to hold such Underlying Agreements for the benefit of the Business.

3.5 Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of MTM as to title shall be charged to MTM.

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3.6 Indemnities/Limitation of Liability.

(a) Each Participant shall defend, indemnify and hold the other Participant, its directors, shareholders, members, managers, officers, employees, agents and attorneys, and Affiliates (collectively “Indemnified Participant”) harmless from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of arbitration or litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i) any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, shareholders, members, managers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, shareholders, members, managers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

(ii) failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII; and

(iii) failure of a Participant or its Affiliates to comply with the preemptive rights provisions of Section 15.3 and Exhibit G.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of $10,000 relating to breaches of warranties, representations and covenants contained in this Agreement.

(b) If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, or if an Indemnified Participant otherwise believes it may be entitled to indemnification under this Agreement, written notice of such claim or demand (together with a reasonable description thereof) shall promptly be given to the Indemnifying Participant. Failure to provide such notice shall not relieve the Indemnifying Participant of any of its obligations hereunder except to the extent the Indemnifying Participant is materially prejudiced thereby. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand, and shall be made only with the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

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ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. Except as expressly otherwise provided herein, the Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant, nor any of its directors, officers, members, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, members, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

4.2 Federal Tax Elections and Allocations. Without changing the effect of Section 4.1, the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

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4.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

4.4 Tax Returns. After approval of the Manager, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.5, within the Area of Interest after the termination of the Business, regardless of whether the incentive or opportunity of a Participant to acquire any such property interest may be based, in whole or in part, upon information learned during the course of Operations hereunder. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

4.6 Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets (except as otherwise expressly provided for in Sections 10.5 and 12.5), including any such rights provided by Law.

4.7 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

4.9 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection 3.6(a).

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ARTICLE V
PRELIMINARY MATTERS AND CONTRIBUTIONS BY PARTICIPANTS

5.1 Preliminary Matters and Participants’ Initial Contributions.

(a) MTM, as its Initial Contribution, hereby contributes the Assets described in Exhibit A to the purposes of this Agreement. The amount of $13,000,000 shall be credited to MTM’s Equity Account on the Effective Date with respect to MTM’s Initial Contribution.

(b) (i) Subject to EKT’s right to (A) terminate this Agreement as set forth in Subsection 5.2(a), or (B) reduce its Initial Contribution as set forth in Subsection 5.2(c), EKT, as its Initial Contribution, shall have the sole obligation to provide funds for all Operations engaged in to implement the Development Plan, up to a total of $13,000,000 (the “Funding Requirement”), on or before 5:00 p.m. Mountain time on January 1, 2007 (the period between the Effective Date and January 1, 2007 at 5:00 p.m. Mountain time being referred to hereinafter as the “Earn-In Period”). Upon completion of the entire Funding Requirement, the entire amount of that Funding Requirement shall be credited to EKT’s Equity Account, and EKT shall be deemed to have made its Initial Contribution.

(i) With respect to the Funding Requirement, but subject to Section 5.2, on or before August 1, 2006, EKT shall either (A) wire transfer $200,000 into a bank account maintained by MTM solely for the purpose of funding Operations (pursuant to wire transfer instructions from MTM) or (B) fund and make available an irrevocable Letter of Credit with a nationally-recognized bank or other financial institution in the amount of $200,000, such funds to be used or drawn upon only by MTM or its Affiliates for purposes of funding Operations as contemplated by the Development Plan. On or before August 10, 2006, EKT shall either (X) wire transfer $800,000 into a bank account maintained by MTM solely for the purpose of funding Operations (pursuant to wire transfer instructions from MTM) or (Y) fund and make available an irrevocable letter of credit with a nationally-recognized bank or other financial institution in the amount of $800,000, such funds to be used or drawn upon only by MTM or its Affiliates for purposes of funding Operations as contemplated by the Development Plan. Thereafter, on or prior to the 1st day of each of the next four calendar months during the Earn-In Period, beginning on the 1st day of September, 2006, EKT shall either (A) wire transfer $2,500,000 into the same MTM account or (B) fund and make available an irrevocable Letter of Credit with a nationally-recognized bank or other financial institution in the amount of $2,500,000, such funds to be used or drawn upon only by MTM or its Affiliates, and only for the purpose of funding Operations contemplated by the Development Plan. On or before the 1st day of January of 2007, EKT shall either (A) wire transfer $2,000,000 into the same MTM account or (B) fund and make available a final irrevocable Letter of Credit with a nationally-recognized bank or other financial institution in the amount of $2,000,000, which such funds may similarly be used or drawn upon only by MTM or its Affiliates and only for the purpose of funding Operations contemplated by the Development Plan.

(ii) MTM shall provide EKT with a written statement of Development, Mining and other expenses for Operations incurred within 15 Business Days after the end of each calendar month during the Earn-In Period, and shall make available for review by EKT, during normal business hours, for a period of six months after providing such a written statement to EKT, backup invoices, statements and the like verifying such expenditures promptly upon EKT’s written request.

(iii) During the Earn-In Period, in addition to using the monthly funding provided by EKT to conduct ongoing Operations, MTM shall use the monthly funding provided by EKT to pay Approved Outstanding Accounts Payable, timely make all payments required (A) under the Underlying Agreements in order to maintain the Underlying Agreements in full force and effect, (B) to maintain the Properties, (C) to keep all necessary Permits in good standing, and (D) to maintain the Bonds.

(iv) During the Earn-In Period, MTM may carry out such Operations at or on the Properties as it may, in its discretion, determine to be warranted, as long as those Operations are consistent with the Development Plan and the Initial Program and Budget, and MTM shall have exclusive control of all Operations on or for the benefit of the Properties, and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired in connection with such Operations.

(b) During the Earn-In Period, MTM shall have the sole right to determine the nature, timing, scope, extent and method of all Operations on or pertaining to the Properties, in accordance with the terms and provisions of the Development Plan, the Initial Program and Budget, this Subsection 5.1(c), Subsection 7.3(a) and the standard of care imposed upon the Manager pursuant to Section 8.3, but otherwise without any obligation to obtain the approval or consent of EKT. For all Operations conducted by MTM during the Earn-In Period, MTM shall make deposits into the Trust Account as defined in and required under the Collateral Trust Agreement, including those set forth in the contemplated Second Amendment to Collateral Trust Agreement among MTM, Western Surety Company and The Northern Trust Company. During the Earn-In Period, MTM shall:

(i) keep EKT generally informed concerning all material Operations and other material activities affecting the Properties;

(ii) within 15 Business Days after the end of each calendar month, furnish to EKT a reasonably detailed written report of all Operations conducted on or for the benefit of the Properties during the preceding month; and

(iii) make available for inspection and copying by EKT all factual and interpretive reports, studies and analyses concerning the Properties.

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5.2 Failure to Make Initial Contribution.

  EKT’s failure to fund any of the amounts due (pursuant to Section 5.1) on August 1, 2006, August 10, 2006 or September 1, 2006, respectively, or EKT’s failure to fund not less than $5,000,000 of the Funding Requirement on or before October 1, 2006 in accordance with the provisions of Section 5.1, shall be deemed to be a withdrawal by EKT from the Business under Section 12.3, the termination of its Participating Interest hereunder and a transfer of its Participating Interest and Capital Account to MTM, effective the day after any such payment was due. Upon such failure, except as otherwise provided in Subsection 5.2(b), MTM shall have no obligation to refund to EKT any portion of the Funding Requirement actually advanced by EKT, EKT shall have no further right, title or interest in the Assets, and EKT shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed in writing. EKT’s withdrawal shall be effective upon such failure, but such withdrawal shall not relieve EKT of its obligation to MTM to fund Operations up to the amount of MTM’s outstanding contractual obligations to third parties which were incurred or accrued in accordance with the Initial Program and Budget, nor shall such withdrawal relieve EKT of its responsibility to fund and satisfy EKT’s share of liabilities to third persons which were incurred or accrued in accordance with the Initial Program and Budget (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising prior to EKT’s withdrawal, EKT’s share of such responsibility to be determined based on the following table:

Portion of Funding Requirement Contributed	% Share of Obligations/Liabilities
<$1,000,000	13%
>$1,000,000 to $2,000,000	16%
>$2,000,000 to $3,000,000	19%
>$3,000,000 to $4,000,000	22%
>$4,000,000 to $5,000,000	25%

Notwithstanding the foregoing, if EKT’s failure to fund as set forth in this Section 5.2(a) is for Cause, EKTs percentage share of such obligations and liabilities shall be determined based on the ratio of the amount actually contributed by it versus the full $13,000,000 contribution.

(b) If EKT has timely funded the required amount due (pursuant to Section 5.1) on August 1, 2006, but subsequently fails to timely fund the required amount due on either August 10, 2006 or September 1, 2006, or fails to timely fund not less than $5,000,000 of the Funding Requirement on or before October 1, 2006 as provided in Subsection 5.2(a), then, effective upon the day after such failure, the amount of the Funding Requirement actually contributed by EKT shall be converted into an unsecured promissory note payable by MTM to EKT (i) if such failure is not for Cause, bearing interest from the effective date of the note at a rate of six percent per annum and payable within 30 days after the end of each calendar quarter, together with all accrued and unpaid interest, only from fifty percent of Net Cash Flow from the Mine and from no other source, beginning with the end of the first full calendar quarter during which the Net Cash Flow from the Mine is positive; provided, however, that if a Liquidity Event occurs following the effective date of the note, then the full amount of principal and interest evidenced by the note will be due and payable not later than ten days after the date of the Liquidity Event, and (ii) if such failure is for Cause, bearing interest from the effective date of the note at a rate of 12 percent per annum and payable, together with all accrued and unpaid interest, on the fifth anniversary of the note; provided, however, if (A) a Liquidity Event has occurred, then all principal and interest will be immediately payable within ten days following the Liquidity Event and (B) if Net Cash Flow from the Mine is positive following the end of a calendar quarter, then interest shall be paid at the end of such quarter to the extent of the lesser of the accrued and unpaid interest on the note or such positive Net Cash Flow.

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(c) If EKT funds not less than $5,000,000 of the Funding Requirement on or before October 1, 2006, but then thereafter fails to complete the entire Funding Requirement, such failure shall not be deemed a withdrawal by EKT from the Business. Rather, in that event, EKT shall be deemed to have completed its Initial Contribution as of the date EKT fails to timely fund any portion of the Funding Requirement in excess of $5,000,000, and the Participants’ initial Participating Interests shall be determined (i) for EKT, based on a three percent Participating Interest for each full $1,000,000 of the Funding Requirement which EKT has actually fulfilled (so that, for example, if EKT has fulfilled the Funding Requirement up to $5,700,000, EKT’s Participating Interest shall be 15 percent, and if EKT has fulfilled the Funding Requirement up to $9,100,000, EKT’s Participating Interest shall be 27 percent), and (ii) for MTM, by subtracting from 100 percent the Participating Interest attributable to EKT. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, if EKT funds not less than $5,000,000 of the Funding Requirement on or before October 1, 2006, but then thereafter fails to complete the entire Funding Requirement, from and after the date EKT fails to timely fund any portion of the Funding Requirement in excess of $5,000,000, EKT’s proportionate share of obligations and liabilities to third parties, including Environmental Liabilities, Continuing Obligations and Environmental Compliance, shall be determined based on the following table:

Portion of Funding Requirement Contributed	% Share of Obligations/Liabilities
>$5,000,000 to $6,000,000	28%
>$6,000,000 to $7,000,000	31%
>$7,000,000 to $8,000,000	34%
>$8,000,000 to $9,000,000	37%
>$9,000,000 to $10,000,000	40%
>$10,000,000 to $11,000,000	43%
>$11,000,000 to $12,000,000	46%
>$12,000,000 to $13,000,000	49%

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Thereafter, if EKT’s Participating Interest is increased or decreased, its percentage share of obligations and liabilities of the Business as determined pursuant to this Subsection 5.2(c) shall be increased or decreased proportionately.

5.3 Additional Contributions. At such time as EKT has completed its Initial Contribution, the Participants shall be obligated to contribute funds to adopted Programs and Budgets in accordance with the provisions of Article IX.

5.4 Inventory in Process. All doré and mineral concentrates located in the Mine’s vaults or the loading bay at the Mine as of the Effective Date, and all doré or mineral concentrates from the Mine that are in transit to or at a third party refiner or other purchaser as of the Effective Date (and all provisional and final settlements received with respect thereto from such a third party refiner or other purchaser), are hereinafter referred to as the “Excluded Metals”. All of the Excluded Metals shall remain the sole property of MTM.

5.5 Reclamation Obligations. The Participants agree that all reclamation, restoration, clean-up and other obligations and liabilities associated with the Properties shall become obligations and liabilities of the Business as of the Effective Date.

ARTICLE VI
INTERESTS OF PARTICIPANTS

6.1 Initial Participating Interests. Upon completion in full by EKT of its Initial Contribution pursuant to Subsection 5.1(b), the Participants shall have the following initial Participating Interests:

EKT           - 50%
MTM         - 50%

If EKT completes its Initial Contribution pursuant to Subsection 5.2(c), the Participants’ initial Participating Interests shall be determined as set forth in Subsection  5.2(c).

6.2 Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:

(a) After EKT has completed its Initial Contribution, upon withdrawal or deemed withdrawal by a Participant as provided in Section 6.3 and Article XII;

(b) Upon an election by either Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

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(c) In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

(d) Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XV; or

(e) Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.3 Elimination of Minority Interest.

(a) A Reduced Participant whose Recalculated Participating Interest becomes less than ten percent due to elections made pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed in writing. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant’s Capital Account shall be transferred to the remaining Participant. The Reduced Participant shall have the right to receive five percent of Net Proceeds, if any, to a maximum amount of 100 percent of the Reduced Participant’s Equity Account balance as of the effective date of the withdrawal. Upon receipt of such amount, and subject to Section 6.4, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement, and the tax partnership established by Exhibit C shall dissolve pursuant to Paragraph 4.2 of Exhibit C. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

(b) The relinquishment, withdrawal and entitlements for which this Section 6.3 provides shall be effective as of the effective date of the recalculation under Section 9.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of ten percent or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent, then such Participant, at its election within 30 days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of ten percent. If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d), including of any Net Proceeds to which such Participant may be entitled for such Program Period.

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6.4 Continuing Liabilities Upon Adjustments of Partici-pating Interests. Any reduction or elimination of either Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section 6.3, such Participant’s share of such liability shall be equal to (a) for MTM, its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment or restoration of its Participating Interest under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to MTM’s initial Participating Interest), or (b) for EKT, its share of such liability determined pursuant to Subsection 5.2(c) at the time the act or omission giving rise to the liability occurred (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to its share of such liability as initially determined pursuant to Subsection 5.2(c)). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Trust Account referred to and defined in the Collateral Trust Agreement, each of the Participants shall be liable for its proportionate share (for MTM, its Participating Interest at the time of the act or omission giving rise to such liability occurred, after first taking into account any reduction, readjustment or restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, and for EKT, its share of such liability determined pursuant to Subsection 5.2(c) at the time the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that this Agreement may have been terminated or that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted into an interest in Net Proceeds pursuant to Subsection 6.3(a).

6.5 Documentation of Adjustments to Partici-pating Interests. Except as otherwise provided in Section 3.4, adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment or restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, shall be made monthly. However, either Participant, at any time upon the written request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

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6.6 Grant of Lien and Security Interest.

(a) Subject to Section 6.7, each Participant, effective as of the date of EKT’s completion of its Initial Contribution, grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b) The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

6.7 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1 Organization and Composition. The Participants hereby establish a Management Committee to consult and determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by MTM and two members appointed by EKT. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. The chair of the Management Committee shall be a representative designated by MTM through the Earn-In Period. Thereafter, the chair of the Management Committee shall be designated by the Management Committee on an annual basis and, if in any year the Management Committee cannot agree on the chair, it shall be a representative designated by the Manager.

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7.2 Decisions.

(a) After EKT has completed its Initial Contribution, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50 percent shall determine the decisions of the Management Committee. If the Participants’ Participating Interests are 50/50 and the Participants cannot agree on a particular action or matter, then the vote of the Manager shall control, except with respect to the specific items set forth in Subsection 7.2(b), for which (when the Participants’ Participating Interests are 50/50) a unanimous vote shall be required.

(b) When the Participants’ Participating Interests are 50/50, the following matters shall require unanimous approval of the Management Committee:

(i) Any amendment to this Agreement.

(ii) Sale of any of the Properties identified with an asterisk in Paragraph 1.1 of Exhibit A.

(iii) The terms of any Project Financing or the granting of any security interests in the Assets, other than as specifically provided for in this Agreement.

(vi) Filing lawsuits pertaining to the Assets or the Business against third parties, except where the Manager reasonably believes that emergency action (such as the filing of a request for a temporary restraining order or a preliminary injunction) is necessary.

(v) Any amendments to the Underlying Agreements.

(vi) Programs and Budgets calling for Additional Contributions in excess of $1,000,000 per Participant during any annual period.

(vii) Except as otherwise allowed in this Agreement, the addition of another Participant or otherwise granting any other Person any rights in respect of the Business under this Agreement.

7.3 Meetings.

(a) During the Earn-In Period, the Management Committee shall meet at least once each calendar month in Greenwood Village, Colorado, or at other agreed places so that MTM may report on its Operations and consult with EKT on the ongoing implementation of the Development Plan. After EKT has completed its Initial Contribution, the Management Committee shall hold regular meetings at least quarterly in Greenwood Village, Colorado, or at other agreed places. The Manager shall give seven days advance notice to the Participants of all such meetings. Additionally, either Participant may call a special meeting upon seven days advance notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum only if one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings without reasonable justification, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed.

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(b) If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon five days advance notice to the other Participant.

(c) Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least three days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within seven days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within 30 days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed 30 days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such 30-day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

7.4 Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also, in lieu of meetings in person, take actions in writing signed by all members.

7.5 Matters Requiring Approval. Except as otherwise provided in Subsections 5.1(b) and (c) and as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

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ARTICLE VIII
MANAGER

8.1 Appointment. The Participants hereby appoint MTM as the Manager with overall management responsibility for Operations. MTM hereby agrees to serve as Manager until it resigns or is deemed to have resigned as provided in Section 8.4.

8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets, except as otherwise set forth in Subsections 5.1(b) and (c) and Article IX.

(a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

(b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations (to the extent the same are reasonably available to the Manager using commercially reasonable efforts), such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except (A) any such Encumbrances listed in Paragraph 1.1 of Exhibit A, (B) those existing at the time of, or created concurrent with, the acquisition of such Assets, (C) mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter), or (D) Encumbrances specifically approved by the Management Committee.

(d) The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

(e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets, including without limitation the Underlying Agreements; (ii) pay all taxes, assessments and like charges on Operations and Assets (except taxes determined or measured by a Participant’s sales revenue or net income and taxes, including production taxes, attributable to a Participant’s share of proceeds from Products), and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) perform all other acts reasonably necessary to maintain the Assets.

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(f) The Manager shall establish reasonable cash reserves for Operations and shall use cash received from Operations in the ordinary course of business for funding expenses of the Business.

(g) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply in material respects with all Laws and promptly notify the Management Committee of any allegations of substantial violations thereof; and (iii) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 7.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account. In addition, with respect to the posting of any bonds or other surety required to obtain any permits, licenses or approvals, the Manager shall have no obligation to provide any corporate guarantees or make its balance sheet available to ensure that such bonds or other surety are in place.

(h) The Manager shall prosecute and defend all litigation or administrative proceedings arising out of Operations, but shall not initiate any such proceedings, except for emergency actions seeking a preliminary injunction or temporary restraining order when reasonably deemed necessary by the Manager, without the consent of the Management Committee. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obliga-tions in excess of $25,000 in cash or value.

(i) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

(j) The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, such authorization not to be unreasonably withheld or delayed, the Manager shall not: (i) dispose of Assets; (ii) enter into any sales contracts or commitments for Products on behalf of both Participants or the Business, except as permitted in Sections 11.1 and 11.2; (iii) begin a liquidation of the Business (except to the extent provided for in Section 12.4); or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

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(k) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates, consultants or independent contractors.

(l) The Manager shall perform or cause to be performed all annual assessment work, and shall pay all Governmental Fees, required by Law in order to maintain the Claims. The Manager shall not be liable on account of any determination by any court or governmental agency that the annual assessment work performed by the Manager does not constitute the required annual assessment work for the purposes of preserving or maintaining ownership of the Claims, provided that the work is performed in accordance with the Manager’s standard of care under Section 8.3. The Manager shall timely record and file with the appropriate governmental agencies any required affidavits, notices of intent to hold and other documents in proper form attesting to the performance of required annual assessment work and the payment of Governmental Fees. The Manager shall not be liable for the loss of any of the Claims on account of (a) any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable Laws, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 8.3, or (b) any other governmental determination or third party action challenging the validity of the Claims, so long as the Manager has conducted Operations in accordance with the Manager’s standard of care under Section 8.3.

(m) If authorized by the Management Committee, with respect to the Properties, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Claims for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

(n) The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

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(o) The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.1(a), 5.1(b) and 5.2(c) and shall be credited with amounts contributed by such Participant under Section 5.3. Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions.

(p) Upon completion by EKT of its Initial Contribution, the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 60 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to the provisions of Article XVIII, at all reasonable times the Manager shall provide the other Participant, upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager. In addition, the Manager shall allow the non-managing Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

(q) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(r) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. An authorized representative of the non-managing Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

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(s) The Manager shall make such monthly payments as are required by the Collateral Trust Agreement (and all Ancillary Agreements as defined therein).

(t) If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(u) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets, including without limitation the Underlying Agreements. The Manager shall not be in default of any of its duties under Section 8.2 or otherwise under the Agreement if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon not less than 60 days’ prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 30 days after receipt of the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

(a) The aggregate Participating Interest of the Manager or any of its Affiliates becomes less than 50 percent;

(b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 30 days after notice from the other Participant demanding performance, subject to the Manager’s right to dispute the assertion that it has failed to perform the material obligation in question;

(c) The Manager generally fails to pay or contest in good faith its bills and Business debts as such obligations become due;

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(d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections 8.4(d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

8.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

8.7 Activities During Deadlock. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall be entitled to continue Operations at levels comparable with the last adopted Program and Budget.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1 Initial and Post-Contribution Programs and Budgets.

(a) The parties have agreed to the Initial Program and Budget to implement the Development Plan, to be funded by EKT pursuant to the provisions of Subsection 5.1(b), and thereafter in accordance with the provisions of this Article IX. The Initial Program and Budget is attached hereto as Exhibit I.

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(b) Within 60 days after EKT’s completion of its Initial Contribution, MTM shall prepare the Post-Contribution Program and Budget and provide it to EKT for review in accordance with the provisions of Sections 9.4 and 9.5. During the period between the date of completion of EKT’s Initial Contribution and the date of approval of the Post-Contribution Program and Budget, MTM may continue to conduct Operations on the Properties as it reasonably sees fit, and EKT shall reimburse MTM for a pro rata share (equivalent to EKT’s Participating Interest on the date of completion of its Initial Contribution) of the costs of such Operations, if any, that exceed revenue or other funds available to the Business, plus interest at an annual rate of two percentage points over the Prime Rate, not later than 30 days after approval of the Post-Contribution Program and Budget. Such interest shall accrue to the benefit of and be payable to MTM, but shall not be deemed as amounts contributed by EKT in the event dilution occurs in accordance with Article VI. Notwithstanding the foregoing, such interest shall accrue and be payable only to the extent MTM has funded its own pro rata share of such costs.

9.2 Operations Pursuant to Programs and Budgets. Upon completion of EKT’s Initial Contribution, except as otherwise set forth in Section 9.1, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3 Presentation of Programs and Budgets.

(a) Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any other shorter period as the Manager may determine, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least 60 days prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

(b) Notwithstanding Section 9.3(a), the Manager may prepare for planning purposes a life-of-mine budget that provides for on-going capital and Development expenditures that may require expenditures over more than one annual Program and Budget (each an “Extended Commitment”) and, unless an Extended Commitment is subsequently expressly disapproved by the Participants in accordance with the terms of this Agreement, if an Extended Commitment is approved by a Participant in one Program and Budget it cannot thereafter be the basis for rejecting a subsequent Program and Budget.

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9.4 Review and Adoption of Proposed Programs and Budgets. Within 20 days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

(a) Notice that the Participant approves any or all of the components of the proposed Program and Budget;

(b) Modifications proposed by the Participant to the components of the proposed Program and Budget; or

(c) Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget. The Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time prior to incurring costs under such Amendment. In such event, the Participants shall have 15 days after the proposal of an Amendment in which to submit to the Management Committee one of the responses set forth in Subsections 9.4(a), (b) or (c) above (substituting “Amendment” for “Program and Budget” in each case). If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by that Participant of the Manager’s proposed Amendment. If a Participant makes a timely submission to the Management Committee proposing modifications to or rejecting the proposed Amendment, then the Management Committee shall seek to develop an Amendment reasonably acceptable to both Participants. If the Participants have failed to agree on an Amendment within 20 days after its proposal by the Manager, the Amendment as approved by the Participant with the majority Participating Interest or the Manager (if the Participating Interests are then 50/50) shall be deemed approved by both Participants and the Management Committee, except to the extent that (i) the Participants’ Participating Interests are 50/50 and (ii) any Amendment includes any of the items set forth in Section 7.2(b), those items shall require the unanimous approval of the Management Committee.

9.5 Election to Participate.

(a) Subject to the provisions of Subsection 9.5(c), by notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, to the extent a Program and Budget anticipates requiring additional contributions to the capital of the Business (each an “Additional Contribution”), a Participant may elect to participate in the Additional Contribution: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to participate in such Additional Contribution in proportion to its respective Participating Interest as of the beginning of the Program Period.

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(b) If a Participant elects to participate in an Additional Contribution in some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated based on a reduction of one percent per full $250,000 increment not contributed. If, for example, the Manager proposed a Program and Budget calling for an Additional Contribution by the Reduced Participant of $2,200,000, and the Reduced Participant (whose then current Participating Interest was 50 percent) elected not to participate at all, the Reduced Participant’s Participating Interest would automatically decrease by eight percentage points (to 42 percent). If the Manager proposed a Program and Budget calling for expenditures by the Reduced Participant of $3,800,000, and the Reduced Participant (whose then current Participating Interest was 40 percent) elected to participate at a level equivalent to one-half of its then current Participating Interest, the Reduced Participant’s Participating Interest would automatically decrease by seven percentage points (to 33 percent). Subject to the provisions of Subsection 9.5(e), the Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(c) In preparing a Program and Budget and submitting it to the Management Committee, the Manager shall be deemed to have committed to fully funding its share of any Additional Contribution in respect of that Program and Budget and shall not be entitled to elect to participate in that Additional Contribution to a lesser extent or not at all unless and to the extent that (i) the Management Committee unanimously agrees to the contrary; or (ii) as a result of the election by the other Participant not to fund at the full level of its applicable Additional Contribution, the Program and Budget is withdrawn and resubmitted at a lower overall level of funding as provided in Section 9.4.

(d) Whenever the Participating Interests are recalculated pursuant to this Section 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

(e) In the event that there is more than one Reduced Participant with respect to any particular Program and Budget, then the amount, if any, of the recalculation of Participating Interests shall be adjusted appropriately to take into account the respective levels of reduction in the Additional Contributions of each.

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9.6 Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

(a) If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within 30 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget that were or are to be borne by Additional Contributions.

(b) If the Manager expended or incurred obligations from or attributable to Additional Contributions that were more or less than those called for in the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant’s actual Additional Contribution to the adopted Budget for that Participant’s estimated Additional Contribution at the time of the Reduced Participant’s election under Subsection 9.5(a).

(c) If the Manager expended or incurred obligations in respect of Additional Contributions of less than 90 percent of the adopted Budget, within 20 days after receiving the Manager’s report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant in respect of the estimated Additional Contribution and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount of Additional Contributions expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus two percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from exercising its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

(d) All recalculations under this Article IX shall be effective as of the first day of the Program Period for the Program and Budget in question. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section 9.6 been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.

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(e) Whenever the Participating Interests are recalculated pursuant to this Section 9.6, (i) the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

9.7 Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget which includes Expansion or Modification shall be submitted for review and approval by the Management Committee within 60 days following receipt by the Manager of such Feasibility Study. During the period encompassed by any Program and Budget, and at least 60 days prior to its expiration, a Program and Budget for the succeeding period shall be prepared by the Manager and presented to the other Participant for review and comment.

9.8 Budget Overruns; Program Changes. The Manager shall promptly notify the other Participant of any material departure from a Program and Budget. If the Manager exceeds the Budget by more than ten percent in the aggregate, then the Manager shall propose an Amendment to the Program and Budget to account for the total of the anticipated overrun. Such Amendment shall be considered and approved by the Participants pursuant to the provisions of Section 9.4 pertaining to Amendments. Budget overruns of ten percent or less in the aggregate shall, if and to the extent Additional Contributions are required, be borne by the Participants in proportion to their respective Participating Interests, without the requirement of approval of an Amendment.

9.9 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the other Participant of the emergency or unexpected expenditure, and to the extent the Business does not possess funds sufficient to bear such expenditures, the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

9.10 Project Financing. If the Management Committee decides to seek Project Financing for operations at the Mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for the Mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees and arrangement fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

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ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1 Monthly Statements. After completion of EKT’s Initial Contribution, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2 Cash Calls. On the basis of each adopted Program and Budget and the related Additional Contributions to be made by each Participant in accordance with Section 9.5, the Manager shall submit prior to the first day of each month a billing for estimated cash requirements in respect of the Additional Contributions for the next month. Within 15 days after receipt of each billing, or a billing made pursuant to Sections 9.8, 9.9 or 12.4, each Participant shall advance its share of such cash requirements. The Manager shall record all funds received in the Business Account. After completion of EKT’s Initial Contribution, the Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for 30 days. At the point at which the distributions of Net Cash Flow are being made in accordance with Subsection 11.1(c), the Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 60 days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

10.4 Cover Payment. If a Participant defaults in making a contribution or cash call in respect of an Additional Contribution required by an adopted Program and Budget in accordance with Section 9.5, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

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10.5 Remedies. The Participants acknowledge that if either Participant defaults in making a reimbursement payment required under Section 9.1 or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

(a) The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of the defaulting Participant’s interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4 for the purpose of generating funds sufficient to cover the amount of the deficiency and related costs and expenses (including reasonable attorneys’ fees). Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

(b) The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated as follows:

(i) For a default pertaining to a Program and Budget covering Operations other than Development or Mining, the non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated at a rate equal to two times the rate set forth in Subsection 9.5(b). The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant.

(ii) For a default relating to a Program and Budget covering in whole or in part Development or Mining, the non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated at three times the rate set forth in Subsection 9.5(b). The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the defaulting Participant.

(iii) Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

(iv) Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

(c) If a Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Participant has made a Cover Payment, then, in addition to a reduction in the defaulting Participant’s Participating Interest effected pursuant to Subsection 10.5(b), the non-defaulting Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within 60 days after the default and upon not less than 30 days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Proceeds, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting Participant’s Entire Interest”) at a purchase price equal to 50 percent of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participant. If the defaulting Participant conveys notice of objection to the person so appointed within ten days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participant and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten days after giving notice of such objection, then the person originally designated by the non-defaulting Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant’s Entire Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 10.3 to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant’s Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in Section 6.4.

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10.6 Audits.

(a) After completion of EKT’s Initial Contribution, within 90 days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three-month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

(b) Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant 30 days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager’s normal business hours and shall not unreasonably interfere with Operations. Absent fraud or manifest error, neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than 24 months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI
DISPOSITION OF PRODUCTION

11.1 Net Cash Flow. Notwithstanding any of the terms and conditions of this Agreement to the contrary, during the term of this Agreement the Manager will keep track of Net Cash Flow from Operations from and after the Effective Date. Beginning with the first partial calendar quarter after the Effective Date, and for each full calendar quarter thereafter, the Manager will calculate Net Cash Flow (in accordance with the provisions of Exhibit H) for the quarter in question (and operating losses from previous periods will be carried forward). If there is positive cash flow, then the positive cash flow will be distributed to each of EKT and MTM as follows:

(a) If EKT has made its Initial Contribution pursuant to the provisions of Subsection 5.2(c), then interest on the amount of the Funding Requirement actually contributed by EKT, accruing beginning on the date that each portion of the Funding Requirement was actually contributed by EKT, calculated monthly, compounded, at a rate of 12 percent per annum, shall be paid to EKT out of such cash flow, and MTM and EKT shall be entitled to the remainder of such cash flow in accordance with their then current Participating Interests.

(b) If EKT has made its full Initial Contribution ($13,000,000), then interest on that amount, accruing beginning on the date that each portion of the Funding Requirement was actually contributed by EKT, calculated monthly, compounded, at a rate of 12 percent per annum, shall be paid to EKT out of such cash flow, EKT shall be entitled to a share of the remainder of such cash flow equal to 15 percent in excess of the proportionate share of such cash flow to which it would otherwise be entitled by virtue of its Participating Interest, and MTM shall be entitled to the remainder of such cash flow, such arrangement to continue until EKT has fully recovered the amount of the Funding Requirement plus the accrued interest (the “EKT Share”);

(c) After EKT has recovered the EKT Share, then until MTM has recovered, in addition to the amount it receives pursuant to Subsection 11.1(b), an additional amount equal to the aggregate amount of the EKT Share under Subsection 11.1(b) (the “MTM Share”), MTM shall be entitled to a share of such cash flow equal to 10 percent in excess of the proportionate share of such cash flow to which it would otherwise be entitled by virtue of its Participating Interest, and EKT shall be entitled to the remainder of such cash flow; and

(d) After MTM has recovered the MTM Share, each Participant shall be entitled to a share of such cash flow in accordance with its Participating Interest.

During periods when there is no positive cash flow, there will be no distributions, and the Manager shall be entitled to sell Products on behalf of the Participants and use the proceeds from such sales for the ongoing operation of the Business. All distributions of positive cash flow shall be made by the Manager to the Participants within 30 days after the end of each calendar quarter in which there is positive cash flow.

11.2 Right to Net Cash Flow. A Participant’s right to receive its proportionate share of Net Cash Flow is expressly conditioned upon such Participant’s performance of its obligations under this Agreement, including the making of its share of Additional Contributions. If a Participant fails to contribute to an approved Program and Budget that provides for Additional Contributions for operating costs as and when required, then, in addition to the other remedies available under Article X, the Manager may apply that Participant’s share of Net Cash Flow to pay that Participant’s share of such Additional Contributions. Any balance remaining from the noncontributing Participant’s share of Net Cash Flow shall then be remitted to that Participant. In the event of such an application of Net Cash Flow by the Manager on behalf of a noncontributing Participant, that Participant’s Participating Interest shall not be reduced, unless and only to the extent that the noncontributing Participant’s share of Net Cash Flow is insufficient to pay that Participant’s share of the Additional Contributions.

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11.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
WITHDRAWAL AND TERMINATION

12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement of all Participants.

12.2 Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for 180 days after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving 30 days notice of termination to the other Participant.

12.3 Withdrawal. A Participant may elect to withdraw from the Business by giving notice to the other Participant of the effective date of withdrawal, which shall be 30 days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a 60-day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

12.4 Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to (a) for MTM, its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment or restoration of its Participating Interest under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest), or (b) for EKT, its share of such liability determined pursuant to Subsection 5.2(c) at the time such liability was incurred (or, as to liabilities arising prior to the Effective Date, its share of such liabilities as initially determined pursuant to Subsection 5.2(c)). Should the cumulative cost of satisfying Continuing Obligations and Environmental Liabilities arising out of Operations conducted prior to such withdrawal be in excess of amounts contained in the Trust Account referred to and defined in the Collateral Trust Agreement, each of the Participants shall be liable for its proportionate share (for MTM, its Participating Interest at the time the act or omission giving rise to such liability occurred and for EKT, its share of such liability determined pursuant to Subsection 5.2(c) at the time the act or omission giving rise to such liability occurred) of the cost of satisfying such obligations, notwithstanding that either Participant has previously withdrawn from the Business.

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12.5 Disposition of Assets on Termination. Promptly after termination under Sections 12.1, 12.2 or 12.3, the Manager shall take all action necessary to wind up the activities of the Business, in accordance with the provisions of Exhibit C. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account. The Assets shall first be paid, applied or distributed in satisfaction of all liabilities of the Business to third parties and then to satisfy any debts, obligations or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager’s reasonable judgment, are necessary to discharge Continuing Obligations or to purchase for the account of Participants bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant’s capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, first in the ratio and to the extent of their respective Capital Accounts and then in proportion to their respective Participating Interests, subject to any dilution, reduction or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant’s Participating Interest therein has been terminated pursuant to this Agreement.

12.6 Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3, or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for 365 days after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.5, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

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12.7 Right to Data After Termination. After termination of the Business pursuant to Section 12.1, 12.2 or 12.3, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

12.8 Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3, or the deemed withdrawal of either Participant pursuant to Section 5.2, 6.3 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1 General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant (the “Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. EKT and MTM and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands and to locate mining claims or millsites outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

13.2 Notice to Non-Acquiring Participant. Within 30 days after the acquisition of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

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13.3 Option Exercised. Within 30 days after receiving the Acquiring Participant’s notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by appropriate conveyance with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Partici-pant shall promptly pay to the Acquiring Participant its propor-tionate share of the latter’s actual out-of-pocket acquisition costs.

13.4 Option Not Exercised. If the other Participant does not give such notice within the 30-day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by appropriate conveyance and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment after first taking into account any reduction, readjustment or restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

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ARTICLE XV
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

15.1 General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XV.

15.2 Limitations on Free Transferability. Any Transfer by either Participant under Section 15.1 shall be subject to the following limitations:

(a) Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

(b) No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 15.2(f) and 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

(c) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(d) No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(e) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

(i) agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii) notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

(A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

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(B) the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

(C) all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 15.2(e)(ii);

(f) If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (the “Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

(i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii) the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least 15 days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within 60 days after the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

(iii) the Encumbrance shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

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(g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.5;

(h) Any Transfer by EKT (other than a Transfer to an Affiliate) prior to the point at which it has completed its Initial Contribution shall be subject to MTM’s prior written consent, which such consent may be withheld by MTM in its sole discretion; provided, however, that in the event of such a Transfer to an Affiliate of EKT, EKT shall not be relieved of any of its obligations or liabilities under this Agreement; and

(i) Only United States currency shall be used for Transfers for cash consideration or monetary equivalent.

15.3 Preemptive Right. From and after the Effective Date, any Transfer by either Participant under Section 15.1 and any Transfer by an Affiliate of Control of either Participant (other than to another Affiliate) shall be subject to a preemptive right of the other Participant to the extent provided in Exhibit G. Failure of a Participant’s Affiliate to comply with this Article XV and Exhibit G shall be a breach by such Participant of this Agreement.

ARTICLE XVI
DISPUTES

16.1 Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

16.2 Dispute Resolution.

(a)If any dispute arises as to the interpretation of or the rights and obligations of the Participants under this Agreement, the Participants agree to use good faith efforts to resolve such a dispute within 30 days after either Participant gives notice to the other asserting the existence of such a dispute and specifically referring to this Subsection 16.2(a).

(b) Any action arising from or in any way related to this Agreement or the Business shall be brought only in the state or federal courts in Denver County, Colorado and each Participant agrees that it shall not seek forum non conveniens dismissal of any actions so brought. This forum selection agreement applies no matter what the form of action, whether in  rem, in personam, or any other, and no matter what the theory of the action, whether in tort, contract, or any other, or whether based in common law or on any statute, rule, or regulation whether now existing or hereafter enacted.

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(c) The prevailing party in any such action shall be entitled to recover its costs and expenses incurred in connection with such action, including without limitation reasonable attorneys’ fees.

ARTICLE XVII
CONFIDENTIALITY, OWNERSHIP, USE AND
DISCLOSURE OF INFORMATION

17.1 Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 17.3 and 17.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

17.2 Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 17.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant’s sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

17.3 Permitted Disclosure of Confidential Business Information. Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant’s officers, directors, partners, members, managers, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; or (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant.

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The Participant disclosing Confidential Information pursuant to this Section 17.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 17.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVII. Such writing shall not preclude parties described in Subsection 17.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

17.4 Disclosure Required By Law. Notwithstanding anything contained in this Article XVII, a Participant may disclose any Confidential Information if, in the reasonable opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant or its Affiliates. Prior to any disclosure of Confidential Information under this Section 17.4, the disclosing Participant shall give the other Participant at least five days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

17.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant (or its Affiliate) shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.

ARTICLE XVIII
GENERAL PROVISIONS

18.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

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If to EKT:	Elkhorn Tunnels, LLC 320 West Main Street Aspen, Colorado 81611 Attention: Managing Director Telephone: (970) 920-6944 Facsimile: (970) 544-9155

With a copy to:	Mark E. Mendel, Esq. Mendel Blumenfeld, LLP 5809 Acacia Circle El Paso, Texas 79912 Telephone: (915) 587-7878 Facsimile: (915) 587-8808

If to MTM:	Montana Tunnels Mining, Inc. 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111 Attention: R. David Russell Telephone: (720) 886-9656 Facsimile: (720) 482-0957

With a copy to:	Deborah Friedman Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Telephone: (303) 892-9400 Facsimile: (303) 893-1379

All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

18.2 Interpretation. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive. The term “including” shall mean including without limitation.

18.3 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

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18.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.5 Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

18.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

18.7 Force Majeure. Except for the obligation to make payments and make cash calls when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 18 months after initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible.

18.8 Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

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18.9 Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

18.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. Any third party who acquires any interest in this Agreement or the Properties shall agree in writing to be bound by all of the terms and conditions of this Agreement. In the event of any conflict between this Agreement and any Exhibit or Schedule attached hereto, the terms of this Agreement shall be controlling.

18.11 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, and financing statement(s) or other documents evidencing the security interest granted by each Participant to the other pursuant to Section 6.6, shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for registration or recording and filing in those appropriate governmental offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall register, record and file all such documents in the proper governmental offices. Unless both Participants agree, this Agreement shall not be recorded.

18.12 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Montana Tunnels Mining, Inc.

By:
Name: R. David Russell
Title: President

Elkhorn Tunnels, LLC

By:
Name: Patrick Imeson
Title: Managing Director